Exhibit 99.1

      Key Technology Appoints Dr. David M. Camp as President and
                        Chief Executive Officer

    WALLA WALLA, Wash.--(BUSINESS WIRE)--Sept. 26, 2006--Key
Technology, Inc. (NASDAQ:KTEC) announced today the appointment of Dr. David M. Camp as President and Chief Executive Officer.

    Camp brings over 25 years of technology and manufacturing related experience ranging from small entrepreneurial companies to large corporations, including process control, capital equipment, and service businesses. His management roles have encompassed manufacturing operations, sales and marketing, and general management. Most recently, he has served as a consultant with The Thomas Group on an engagement with the U.S. Navy. Previously, Camp was president of BOC Edwards Kachina, a worldwide supplier of advanced scientific instrumentation and systems for the semiconductor industry. While at BOC, Camp established a global service organization to refurbish tools and improve machine performance for suppliers in the semiconductor equipment market.

    Previously, Camp was Chairman, President and CEO of International Isotopes, a contract manufacturing services company for the nuclear and nuclear medicine industries. He also served as President of the Kayex Unit of General Signal, a manufacturer of crystal growers for the semiconductor industry. Earlier in his career he served as Vice-President and General Manager of Microelectronics Gas Unit of Millipore Corporation. David began his career managing various chemical manufacturing operations in General Electric's plastics and silicones businesses after completing GE's management training program. He then transitioned into general management as a Business Manager for Amoco Chemical's High Performance Product group.

    Camp is a graduate of Massachusetts Institute of Technology with PhD and MS degrees in Chemical Engineering. He earned a BS degree in Chemical Engineering at the University of South Carolina.

    Tom Madsen, Chairman of the board, stated, "We believe Dave Camp is the right leader for Key Technology. His drive and passion for bold goals, his experience in applying technology to market needs, and his team-oriented leadership style will maximize the effectiveness of our senior management team and bring focus to a growth strategy built on solid performance in the base business. His career experiences demonstrate a proven record of improving business performance and creating profitable growth. We are excited to find someone of such high caliber who is ideally qualified to lead the Company in pursuit of its growth objectives."

    Commenting on his new appointment, Camp said, "I am enthusiastic about joining Key Technology and helping the Company and the management team achieve new levels of performance. Key Technology holds a well-earned position as a technology leader in the market and I believe there is tremendous potential to further capitalize on the core business and leverage this position into future growth opportunities in several strategic markets."

    About Key Technology, Inc.

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

    CONTACT: Key Technology, Inc.
             Ron Burgess, Sr. Vice President and Chief Financial
             Officer, 509-529-2161
             www.key.net